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                         [Letterhead of Alston & Bird]


                                                                       EXHIBIT 5




                                 July 17, 1996


Crescent Banking Company
251 Highway 515
Jasper, Georgia 30143

       Re:  Form S-8 Registration Statement
            1995 Stock Option Plan for Outside Directors

Ladies and Gentlemen:

     The undersigned has acted as special counsel for Crescent Banking Company, a Georgia corporation (the "Company"), in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and covering 25,000 shares of the Company's common stock, $1.00 par value ("Company Stock") that may be issued pursuant to the 1995 Stock Option Plan for Outside Directors (the "Plan"). In connection therewith, we have examined originals or copies of corporate records, certificates of public officials and of officers of the Company and other instruments as we have deemed relevant and necessary for the opinion hereinafter expressed.

     On the basis of the foregoing, it is our opinion that the 25,000 shares of Company Stock to be issued pursuant to the Plan, when issued accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                 Sincerely,

                                 ALSTON & BIRD


                                 By: /s/ LAURA G. THATCHER
                                     ---------------------
                                      Laura G. Thatcher